EXHIBIT 10.17

TALEO CORPORATION

WAIVER OF RIGHTS AND RELEASE OF CLAIMS AGREEMENT

This Waiver of Rights and Release of Claims Agreement (the “Agreement”) is made by and between Taleo Corporation (the “Company”) and Jeffrey Carr (“Executive”).

WHEREAS, the Company and Executive entered into an employment agreement, dated May 8, 2006 (the “Employment Agreement”);

WHEREAS, Section 6 of the Employment Agreement provided that Executive would be entitled to severance upon the occurrence of certain events;

WHEREAS, the Company terminated Executive’s employment and paid him severance pursuant to his Employment Agreement in an amount equal to one hundred and sixty-six thousand, four hundred and forty-four dollars ($166,444.00) (the “Severance Amount”);

WHEREAS, Executive has elected, in an abundance of caution, to repay the Severance Amount to the Company in accordance with Internal Revenue Service Notice 2008-113 in order to avoid any potential negative tax implications under Section 409A of the Internal Revenue Code of 1986, as amended and the final regulations and any guidance promulgated thereunder (“Section 409A”); and

WHEREAS, the Company and Executive entered into a promissory note, dated December 29, 2008 (the “Promissory Note”), whereby the Company loaned Executive one hundred and sixty-six thousand, four hundred and forty-four dollars ($166,444.00) (the “Loan Principal”);

WHEREAS, the Company agrees to repay Executive the Severance Amount on the date that is six (6) months and one (1) day after the date the Company made the loan to Executive; and

WHEREAS, Executive agrees to repay the Company the Loan Principal and applicable interest thereon pursuant to the Promissory Note by making monthly interest payments and a final balloon payment on the date that is six (6) months and one (1) day after the date the Company made the loan to Executive.

NOW, THEREFORE, in consideration of the mutual promises made herein, the parties hereby agree as follows:

1.           Release of Claims.  Executive, on his own behalf and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”) from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date (as defined below) with respect to the original payment of the Severance Amount and the use of the Promissory Note to satisfy the requirements of IRS Notice 2008-113, including, but not limited to the imposition of any additional taxes or penalties under Section 409A.

2.           Payment of Severance.  Pursuant to Section 6 of the Employment Agreement, and in satisfaction of its obligations thereunder, the Company agrees to pay Executive the Severance Amount on the date that is six (6) months and one (1) day after the date the Company made the loan to Executive, subject to applicable tax withholding.  Notwithstanding the foregoing, at the time the Loan Principal becomes due under the terms and conditions of the Promissory Note, the Company reserves the right, in its sole discretion, to offset the Severance Amount owed by the Company against the Loan Principal owed by the Executive.

3.           Effective Date.  This Agreement will become effective on the date signed by the Executive and the Company (the “Effective Date”).

4.           Execution.  Executive agrees that this Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one Agreement.  Execution of a facsimile copy shall have the same force and effect as execution of an original, and a facsimile signature shall be deemed an original and valid signature.

oOo

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

COMPANY	TALEO CORPORATION

	/s/	Josh Faddis
	By:	Josh Faddis
	Title:	VP and Corporate Counsel
	Date:	30 Dec 2008

EXECUTIVE	JEFFREY CARR

	/s/	Jeffrey Carr
	Date:	12/29/2008